Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

DATAMEG CORPORATION

1.	PURPOSE

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Datameg Corporation (the “Company”) shall assist the Board in discharging its responsibilities relating to the compensation of the Company’s executive officers. The Committee seeks to establish and put into practice competitive compensation programs to attract, retain and motivate qualified senior executives and to align those executives’ financial interests with the interests of the Company’s stockholders. The Committee shall also be responsible for producing the annual report on executive compensation for inclusion in the Company’s annual proxy statement.

2.	ORGANIZATION AND MEMBERSHIP

Initially, the Committee will consist of the two sole members of the Board. From and after such time as the Board includes a sufficient number of qualified persons, the Committee shall be comprised of two or more directors, each of whom must be an “Independent Director” (as defined below). In addition, each member of the Committee must be a “Non-Employee Director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934.

Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. The Board will appoint one member of the Committee as chairperson. If the Board fails to appoint a chairperson, the Committee will appoint one member of the Committee as chairperson.

For purposes of this Charter, the term “Independent Director” means: a person whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following persons shall not be considered independent until three years after such event occurs or relationship terminates:

•	a director who is or has been employed by the Company or whose immediate family member is or has been an executive officer of the Company;

•	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

•	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of this Charter, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone who shares such person’s home.

3.	MEETINGS

The Committee will hold at least two meetings per year or more frequently as circumstances dictate. The chairperson of the Committee will establish the agenda for each Committee meeting. The Committee shall meet in executive session to discuss and approve compensation of the Chief Executive Officer (the “CEO”). The CEO may be present at any meetings in which the Committee discusses and approves the compensation of all other executive officers, but may not vote on such approvals. The Committee shall also meet with the CEO and any person designated by the CEO at each meeting.

4.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Committee will:

1.	Discharge the Board’s responsibilities relating to compensation and evaluation of the Company’s executive officers within the guidelines established by the Board.

2.	Make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans and establish the compensation policies and philosophy for the Company and its executive officers.

3.	Review and approve corporate goals and objectives relevant to the CEO’s compensation, consistent with Company policies and strategy.

4.	Evaluate the CEO’s performance in light of the corporate goals and objectives.

5.	Either as a committee or together with the Company’s other Independent Directors (as directed by the Board), determine and approve the CEO’s compensation level based upon the Committee’s evaluation.

6.	Consult with the CEO regarding the terms and compensation for other executives.

7.	Have sole authority, without Board action, to retain and terminate outside advisors to the Committee, such as compensation consultants.

8.	Approve option grants and stock awards, and seek stockholder approval as necessary, under the Company’s stock incentive plans and in accordance with the “guiding principles” for vesting attached hereto as Schedule 1.

9.	Exercise general oversight of the Company’s benefit plans and evaluate any proposed new retirement or executive benefit plans.

10.	Produce an annual report on executive compensation as required by the U.S. Securities and Exchange Commission for inclusion in the Company’s annual proxy statement or annual report.

11.	Advise the Board on trends in compensation programs for independent directors, with a view towards aligning such compensation with stockholder interests.

12.	Review and make recommendations to the Board regarding the compensation for the members of the Board and Board committees.

13.	Report to the Board on a regular basis and submit minutes of all meetings to the Board.

14.	Annually review and evaluate the performance of the Committee and update this Charter as necessary.

15.	Ensure that this Charter is posted on the Company’s website.

16.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

Schedule 1

Guiding Principles for Vesting

Ref	Objective	Vesting Condition	Vesting Amount
1	Raise investment[1]	a) For first $1M investment raised	15%
		b) For second $1M investment raised	15%

2	Book Orders	a) For first $1M sales[2]	15%
		b) For second $1M sales	15%
		c) For third $1M sales	15%

3	Develop sales channel and product development organization	a) Hire[3] two Sales Representatives in USA and two System Engineers in USA b) Hire four product development engineers c) First order placed through channel partner (MR or Distributor)	10 10 5	% % %

Total Percentage Vested			100%

[1]	All calculations of the amount of investments raised shall mean the proceeds to the Company from private placements of the Company’s debt or equity securities to accredited investors, net of all accounting and legal fees, investment bank, broker and finder fees and other commissions, and all other expenses incurred by the Company and reasonably related to such investments.

[2]	As used herein, “sales” means the gross amount of cash actually received by the Company on account of sales of products and services to unaffiliated third parties.

[3]	All hirings of employees shall be subject to the reasonable approval of the Company’s Board of Directors. In addition, you will be credited with any such hiring for stock option vesting purposes on the 90th day of such employee’s employment with the Company.

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